UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

FirstEnergy Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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IMPORTANT INFORMATION
FirstEnergy Corp. (“FirstEnergy”) filed a definitive proxy statement in connection with its 2009 annual meeting of shareholders with the Securities and Exchange Commission on April 1, 2009. FIRSTENERGY SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT CAREFULLY, AS IT CONTAINS IMPORTANT INFORMATION. Shareholders are able to obtain additional copies of FirstEnergy’s definitive proxy statement and any other documents filed by FirstEnergy with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of FirstEnergy’s definitive proxy statement are also available for free at FirstEnergy’s Internet website at www.firstenergycorp.com/ir or by writing to the Corporate Secretary, FirstEnergy Corp., 76 South Main Street, Akron, Ohio 44308-1890.
INFORMATION REGARDING PARTICIPANTS
Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of FirstEnergy’s shareholders is available in FirstEnergy’s definitive proxy statement filed with the Securities and Exchange Commission on April 1, 2009.

(The following letter will be mailed by FirstEnergy Corp. on May 4, 2009 to certain institutional holders of its common stock.)
FirstEnergy Corp. Letterhead
May 4, 2009
Dear Shareholder:
     In 2008, FirstEnergy achieved record financial and operating results despite the severe economic downturn. Highlights included record earnings, near-record cash generated from operations, and record output from our generating plants. While 2009 is a more challenging year for our industry and our company, we remain focused on continuous improvement and the fundamentals of our business, while taking steps to increase our financial and operational flexibility. We believe these actions, which include targeted reductions in capital and operating expenditures, as well as a new organizational structure, have positioned us to deal with current conditions and capitalize on future opportunities.
     As a result of our financial performance over the past three years, as well as our prospects for growth, we once again earned recognition from Public Utilities Fortnightly magazine as one of the nation’s 40 Best Energy Companies. And, our five-year annualized total shareholder return, reflecting stock price appreciation plus reinvested dividends, ranks FirstEnergy among the top quartile of the 57 member companies of the Edison Electric Institute Index.
     Just as important, we have made this significant financial progress while keeping a strong focus on good corporate governance. In fact, we are outperforming over 80 percent of companies in the S&P 500 and over 87 percent of companies in the Utilities Group in the RiskMetrics Group’s Corporate Governance Quotient – a commonly used measure of corporate governance effectiveness.
     In spite of this strong performance, RiskMetrics Group and other voting advisory firms, based on their own voting policies, have recommended that votes be withheld from the Board’s existing director nominees at our Annual Meeting of Shareholders on May 19, 2009. I ask that you vote in favor of our director nominees, especially considering the outstanding leadership they have provided in supporting our ongoing success.
     I appreciate your consideration of our position on this issue, as well as your support of FirstEnergy and our leadership team. If you would like to discuss this matter, or any other issue regarding our proxy statement, please contact our Vice President and Corporate Secretary, Rhonda Ferguson, at 330-384-5620.
Sincerely,
/s/ Anthony J. Alexander
Anthony J. Alexander